Exhibit 99.1

ITW Completes Divestiture of a Majority Interest in Decorative Surfaces Segment to Clayton, Dubilier & Rice

GLENVIEW, ILLINOIS—(October 31, 2012)—Illinois Tool Works Inc. (NYSE: ITW) today announced it has closed on the agreement to divest a 51 percent stake in its Decorative Surfaces segment, consisting of Wilsonart and related international businesses, to a fund managed by Clayton, Dubilier & Rice, LLC (CD&R).  As announced in August of this year, ITW will receive cash proceeds of approximately $1.05 billion and will retain a 49 percent equity interest in the business. ITW intends to utilize a majority of after-tax transaction proceeds to repurchase shares to help offset associated earnings dilution.

ITW’s ownership interest in the decorative surfaces businesses will be reported using the equity method of accounting. The current fourth quarter and full-year 2012 forecast excludes the expected after-tax gain from the transaction, any related transaction expenses and any ongoing P&L impact from ITW’s 49 percent equity interest in the new entity.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding use of proceeds from the announced transaction.  These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated.  Such factors include failure to obtain regulatory approvals or to satisfy other conditions of the transaction, unanticipated expenses related to the transaction, unexpected issues that may result from ITW’s continued ownership of a minority interest in the transaction, and other factors contained in ITW’s 2011 Form 10-K and Form 10-Q for the third quarter of 2012.

Celebrating its 100-year anniversary in 2012, ITW is a Fortune 150 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses. The Company focuses on profitable growth and strong returns across worldwide platforms and businesses. The businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW’s revenues totaled $17.8 billion in 2011, with more than half of the revenues generated outside of the United States.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com